Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE

December 8, 2010

Oxford Industries Reports Third Quarter Results

—Reports Earnings of $0.33 per Share—

—Expects Strong Fourth Quarter from Continuing Operations—

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2010 third quarter, which ended October 30, 2010. Consolidated net sales and earnings were consistent with estimates reported on November 22, 2010. Diluted net earnings per share were $0.33 compared to $0.26 in the third quarter of fiscal 2009.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “We are pleased with our third quarter results, particularly the strong top and bottom line performance from our Tommy Bahama Group and another very solid quarter from Lanier Clothes, as well as the year to date improvement at Ben Sherman. Based on the momentum we carried from the third quarter into November, as well as holiday selling results to date in both our stores and e-commerce, we are expecting a significant increase in earnings for the fourth quarter and the year.”

On November 22, 2010, the Company announced that it has signed a definitive agreement to sell substantially all of Oxford Apparel, one of its operating groups, to LF USA, a subsidiary of Hong Kong-based Li & Fung Limited, for $121.7 million.  The transaction, which is structured as an asset sale, is expected to close by the end of the calendar year and is subject to customary closing conditions. The Company expects to report a gain of approximately $2.80 per diluted share on the sale and expects the net cash proceeds to approximate $90 million. The Company’s Oxford Golf business and a distribution center in Lyons, GA, which are a part of Oxford Apparel, are not included in the transaction and will continue to be operated by the Company.

As a result of the planned disposal of the assets and operations of the Oxford Apparel Group, the results of operations for Oxford Apparel other than the operations relating to the Oxford Golf business and the Lyons, Georgia distribution center, have been classified as discontinued operations for all periods presented. The Company noted that the third quarter results for the discontinued operations reflect $64.9 million of sales and $0.26 of

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diluted earnings per share.  For the third quarter, sales from continuing operations were $139.6 million and diluted earnings from continuing operations were $0.08 per share.

Operating Results for Continuing Operations

Tommy Bahama reported net sales of $81.1 million for the third quarter of fiscal 2010 compared to $75.4 million in the third quarter of fiscal 2009. The increase in net sales for Tommy Bahama was primarily due to improved comparable retail store sales and higher e-commerce sales. Tommy Bahama’s operating income for the third quarter of fiscal 2010 was $3.4 million compared to $2.1 million in the third quarter of fiscal 2009. The increase in operating income for Tommy Bahama was primarily due to the increased net sales, improved gross margins due to a greater proportion of direct to consumer sales as a percentage of total Tommy Bahama sales and higher royalty income. These items were partially offset by increased SG&A. The third quarter is Tommy Bahama’s smallest quarter of the fiscal year. As of October 30, 2010 and October 31, 2009, Tommy Bahama operated 86 and 85 retail stores, respectively.

Ben Sherman reported net sales of $25.5 million for the third quarter of fiscal 2010 compared to $29.8 million in the third quarter of fiscal 2009. The decrease in net sales for Ben Sherman was primarily due to the exit from, and subsequent licensing of, the footwear and kids’ businesses and the exit from the women’s operations during fiscal 2009. Net sales in the third quarter of fiscal 2009 related to these exited businesses totaled approximately $4.3 million. Net sales were also impacted by a 3.4% decrease in the average exchange rate of the British pound sterling versus the United States dollar during the third quarter of fiscal 2010 compared to the average exchange rate during the third quarter of fiscal 2009. Ben Sherman’s operating income for the third quarter of fiscal 2010 was $1.7 million compared to operating income of $2.3 million in the third quarter of fiscal 2009. The decrease in operating income for Ben Sherman was primarily due to decreased net sales partially offset by improved gross margins.

Net sales for Lanier Clothes were $30.8 million in the third quarter of fiscal 2010 compared to $35.6 million in the third quarter of fiscal 2009. The decrease in net sales for Lanier Clothes was primarily due to lower sales in the private label businesses. Operating income in the third quarter of fiscal 2010 was $5.3 million compared to operating income of $5.2 million in the third quarter of fiscal 2009.  The increase in operating income for Lanier Clothes, despite a decrease in net sales, was primarily due to improved gross margins resulting from sales mix, with branded sales representing a greater proportion of Lanier Clothes’ sales in the third quarter of fiscal 2010. The improved gross margins were partially offset by higher SG&A primarily resulting from the increased branded sales.

The results of the continuing operations of Oxford Apparel, which is comprised of Oxford Golf and the Lyons, Georgia distribution center operations, included net sales of $2.1 million for the third quarter of fiscal 2010 compared to $1.9 million in the third quarter of fiscal 2009. The operating loss for Oxford Apparel was $0.3 million in the third quarter of fiscal 2010, consistent with the third quarter of fiscal 2009.

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The Corporate and Other operating loss decreased to $3.7 million for the third quarter of fiscal 2010 from $5.2 million in the third quarter of fiscal 2009.  The decrease in the operating loss was primarily due to a LIFO accounting credit of $0.3 million in the third quarter of fiscal 2010 and a LIFO accounting charge of $1.2 million in the third quarter of fiscal 2009.

Consolidated gross margins for the third quarter of fiscal 2010 increased to 52.8% compared to 47.9% in the third quarter of fiscal 2009. The increase in gross margins was primarily due to changes in the sales mix for the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009. The changes in sales mix included (1) higher direct to consumer sales in Tommy Bahama, both in total and as a proportion of total Tommy Bahama sales, (2) Tommy Bahama sales representing a larger proportion of the total net sales, (3) fewer close out sales in Ben Sherman and (4) a sales mix change in Lanier Clothes towards branded products. Additionally, gross profit reflects a LIFO accounting adjustment credit of $0.3 million in the third quarter of fiscal 2010 and a LIFO accounting charge of $1.2 million in the third quarter of fiscal 2009. The Company anticipates that consolidated gross margins in fiscal 2010 will continue to increase compared to the prior year as its consolidated sales mix is more heavily weighted towards Tommy Bahama.

SG&A for the third quarter of fiscal 2010 increased to $71.0 million, or 50.8% of net sales, compared to $66.9 million, or 47.0% of net sales in the third quarter of fiscal 2009. The increase in SG&A was primarily due to costs associated with the resumption of the Company’s incentive compensation program, which was suspended in fiscal 2009 and is tied to financial performance. The resumption of the incentive compensation program impacted SG&A for each operating group. SG&A was also impacted by costs associated with operating retail stores opened during or subsequent to the third quarter of fiscal 2009.

Royalties and other operating income for the third quarter of fiscal 2010 were $4.0 million compared to $3.3 million in the third quarter of fiscal 2009.  The increase in royalties and other operating income was primarily due to increased royalty income in Tommy Bahama, as sales reported by certain licensees increased and new licensees were added.

Interest expense for the third quarter of fiscal 2010 was $5.1 million, flat with the same period of the prior year. Interest expense in the fourth quarter of fiscal 2010 is expected to be comparable to that of the third quarter.

For the first nine months of fiscal 2010, consolidated net sales from continuing operations were $446.2 million compared to $441.9 million in the first nine months of fiscal 2009 and diluted net earnings per share from continuing operations were $0.88 compared to $0.02 in the same period of the prior year.  Both periods include LIFO accounting adjustments and fiscal 2009 also includes restructuring charges and the write-off of unamortized deferred financing costs.

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Balance Sheet and Liquidity

Total inventories related to continuing operations at October 30, 2010 were $63.5 million, compared to $54.5 million at October 31, 2009.  Inventories increased by 16.5% primarily due to an increase in both Tommy Bahama and Lanier Clothes to support anticipated sales, which was partially offset by the decline at Ben Sherman resulting from the exit from and subsequent licensing of the footwear and kids’ businesses and the exit from the Ben Sherman women’s operations. Receivables related to continuing operations increased 2.5% primarily due to the higher wholesale sales in the last two months of the third quarter of fiscal 2010 compared to the last two months of the third quarter of fiscal 2009.

At the end of the third quarter, the Company had total debt of $167.8 million compared to $178.7 million last year. At October 30, 2010, the Company had approximately $124.7 million in unused availability under its U.S. revolving credit facility and $13.4 million in unused availability under its U.K. revolving credit facility.

The Company’s capital expenditures for fiscal 2010 for continuing operations, including $9.4 million incurred during the first nine months of fiscal 2010, are expected to be approximately $12 million. The fiscal 2010 capital expenditures primarily consist of costs associated with new retail stores and investment in certain technology initiatives.

Fiscal 2010 Guidance for Continuing Operations

For the fourth quarter the Company expects net sales from continuing operations in the range of $146 million to $156 million and diluted net earnings per share from continuing operations of $0.28 to $0.33.  This compares to net sales and earnings per share from continuing operations in the fourth quarter of fiscal 2009 of $143 million and $0.07, respectively.

For the full fiscal year 2010, the Company expects net sales from continuing operations in the range of $593 million to $603 million. Diluted net earnings per share from continuing operations for fiscal 2010 are expected to be between $1.16 and $1.21. This compares to net sales and earnings per share from continuing operations in fiscal 2009 of $585 million and $0.09, respectively.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.11 per share payable on January 28, 2011 to shareholders of record as of the close of business on January 15, 2011.  The Company has paid dividends every quarter since it became publicly owned in 1960.

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Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through December 22, 2010.  To access the telephone replay, participants should dial (858) 384-5517.  The access code for the replay is 4445874.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford:

Oxford Industries, Inc. is an international apparel design, sourcing and marketing company featuring a diverse portfolio of owned and licensed brands and a collection of private label apparel businesses.  Oxford’s brands include Tommy Bahama®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®.  The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels.  Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.  The Company operates retail stores, restaurants and Internet websites for some of its brands.  The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.  Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM.  For more information, please visit Oxford’s website at www.oxfordinc.com.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the consummation and impact of potential acquisition or disposition activities, including the announced sale of substantially all of our Oxford Apparel Group, the impact of economic conditions on consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, access to capital and/or credit markets, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 30, 2010 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)

	Third Quarter Fiscal 2010	Third Quarter Fiscal 2009	First Nine Months Fiscal 2010	First Nine Months Fiscal 2009
Net sales	$139,627	$142,274	$446,233	$441,907
Cost of goods sold	65,942	74,163	203,823	227,876
Gross profit	73,685	68,111	242,410	214,031
SG&A	70,995	66,896	220,328	207,827
Amortization of intangible assets	241	307	719	911
	71,236	67,203	221,047	208,738
Royalties and other operating income	3,982	3,266	11,218	8,038
Operating income	6,431	4,174	32,581	13,331
Interest expense, net	5,095	5,079	15,115	15,346
Earnings (loss) from continuing operations before income taxes	1,336	(905)	17,466	(2,015)
Income taxes (benefit)	17	(982)	2,944	(2,293)
Earnings from continuing operations	1,319	77	14,522	278
Earnings from discontinued operations, net of taxes	4,231	4,228	10,744	10,458
Net earnings	$5,550	$4,305	$25,266	$10,736

Earnings from continuing operations per common share:
Basic	$0.08	$0.00	$0.88	$0.02
Diluted	$0.08	$0.00	$0.88	$0.02
Earnings from discontinued operations per common share:
Basic	$0.26	$0.26	$0.65	$0.64
Diluted	$0.26	$0.26	$0.65	$0.64
Net earnings per common share:
Basic	$0.34	$0.26	$1.53	$0.66
Diluted	$0.33	$0.26	$1.53	$0.66

Weighted average common shares outstanding:
Basic	16,564	16,522	16,532	16,229
Dilution	12	11	13	4
Diluted	16,576	16,533	16,545	16,233

Dividends declared per common share	$0.11	$0.09	$0.33	$0.27

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	October 30, 2010	January 30, 2010	October 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,376	$8,288	$5,995
Receivables, net	58,900	44,690	57,440
Inventories, net	63,484	58,180	54,483
Prepaid expenses, net	14,663	10,508	13,818
Deferred tax assets	15,624	13,875	9,885
Assets related to discontinued operations, net	84,936	56,365	63,579
Total current assets	241,983	191,906	205,200
Property, plant and equipment, net	74,721	78,425	82,843
Intangible assets, net	136,584	137,462	138,372
Other non-current assets, net	21,181	17,381	17,216
Total Assets	$474,469	$425,174	$443,631
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$63,308	$68,249	$64,564
Accrued compensation	19,000	9,259	9,337
Short-term debt and current maturities of long-term debt	20,924	—	17,479
Liabilities related to discontinued operations	21,542	18,942	12,969
Total current liabilities	124,774	96,450	104,349
Long-term debt, less current maturities	146,900	146,408	161,244
Other non-current liabilities	47,351	49,478	46,832
Non-current deferred income taxes	27,753	28,421	29,444
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,570	16,461	16,528
Additional paid-in capital	95,660	91,840	90,511
Retained earnings	39,165	19,356	16,955
Accumulated other comprehensive loss	(23,704)	(23,240)	(22,232)
Total shareholders’ equity	127,691	104,417	101,762
Total Liabilities and Shareholders’ Equity	$474,469	$425,174	$443,631

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Nine Months Fiscal 2010	First Nine Months Fiscal 2009
Cash Flows From Operating Activities:
Earnings from continuing operations	$14,522	$278
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities:
Depreciation	13,005	13,856
Amortization of intangible assets	719	911
Amortization/write-off of deferred financing costs and bond discount	1,464	2,881
Stock compensation expense	3,563	2,731
Loss on sale of property, plant and equipment	10	339
Deferred income taxes	(2,337)	(3,271)
Changes in working capital:
Receivables	(14,258)	(11,160)
Inventories	(5,549)	39,613
Prepaid expenses	(4,154)	(2,769)
Current liabilities	4,535	(5,548)
Other non-current assets	(644)	(904)
Other non-current liabilities	(2,119)	712
Net cash provided by operating activities	8,757	37,669
Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(9,435)	(8,406)
Proceeds from sale of property, plant and equipment	78	—
Net cash used in investing activities	(9,357)	(8,406)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(64,514)	(188,575)
Proceeds from revolving credit arrangements	85,415	187,477
Repayment of company-owned life insurance policy loans	(4,125)	—
Repurchase of 8 7/8% Senior Unsecured Notes	—	(166,805)
Proceeds from the issuance of 11 3/8% Senior Secured Notes	—	146,029
Deferred financing costs paid	—	(5,043)
Proceeds from issuance of common stock	362	316
Dividends on common stock	(5,460)	(4,406)
Net cash provided by (used in) financing activities	11,678	(31,007)
Cash Flows from Discontinued Operations:
Net operating cash flows provided by (used in) discontinued operations	(14,939)	4,319
Net investing cash flows used in discontinued operations	(33)	(13)
Net cash provided by (used in) discontinued operations	(14,972)	4,306

Net change in cash and cash equivalents	(3,894)	2,562
Effect of foreign currency translation on cash and cash equivalents	(18)	143
Cash and cash equivalents at the beginning of year	8,288	3,290
Cash and cash equivalents at the end of period	$4,376	$5,995

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$9,658	$10,220
Cash paid for income taxes	$19,071	$9,493

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Third Quarter Fiscal 2010	Third Quarter Fiscal 2009	First Nine Months Fiscal 2010	First Nine Months Fiscal 2009
Net Sales
Tommy Bahama	$81,131	$75,403	$289,585	$268,262
Ben Sherman	25,528	29,844	66,028	77,690
Lanier Clothes	30,820	35,555	83,984	92,266
Oxford Apparel	2,097	1,891	6,315	4,574
Corporate and Other	51	(419)	321	(885)
Total	$139,627	$142,274	$446,233	$441,907
Operating Income (Loss)
Tommy Bahama	$3,440	$2,143	$35,473	$27,772
Ben Sherman	1,684	2,323	1,608	(5,961)
Lanier Clothes	5,345	5,243	12,513	10,681
Oxford Apparel	(316)	(308)	(983)	(819)
Corporate and Other	(3,722)	(5,227)	(16,030)	(18,342)
Total Operating Income	$6,431	$4,174	$32,581	$13,331

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